Exhibit 99.02

SOAH DOCKET NO. 473-15-5257
PUC DOCKET NO. 44941

APPLICATION OF EL PASO ELECTRIC COMPANY TO CHANGE RATES	§ § §	BEFORE THE STATE OFFICE OF ADMINISTRATIVE HEARINGS

SETTLEMENT TERM SHEET
The parties agree to the following settlement terms providing a mutually agreeable basis for resolution of this proceeding, subject to approval of their respective clients and to completion of a settlement agreement acceptable to the parties and approved by Commission:
A.Overall Revenues

1.	EPE to receive an overall increase of $37 million in Texas base rate and other revenues, effective for electricity consumed on and after January 12, 2016.

2.	Parties request an interim order for interim rates for bills on and after April 1, 2016, subject to surcharge or refund, as appropriate.
B.Four Corners Issue
Parties to litigate whether EPE should receive an additional base rate increase in this case, above the $37 million, associated with its interest in Four Corners (Four Corners Incremental Rate Amount). The maximum Four Corners Incremental Rate Amount that EPE can receive on this issue for the Texas jurisdiction is $8 million and the least amount is $0. Whatever Four Corners Incremental Rate Amount, if any, the Commission decides shall apply to consumption on and after January 12, 2016, and recovery of any incremental amount will be through a rider that will automatically terminate after an 18 month period.
C.Additions to Plant in Service after June 2009 (end of test year in Docket No. 37690)
All of EPE’s additions to electric plant in service from July 1, 2009 through March 31, 2015 are deemed reasonable and necessary and included in rate base, except for the Newman Elevated Solar Facility, which will be addressed in a future case.

D.Return on Equity
A return on equity of 9.7 percent only for purposes of calculating Allowance for Funds Used During Construction (AFUDC) and for calculating carrying costs for deferred energy efficiency costs.
E.Depreciation

1.
The adjusted depreciation rates proposed by City of El Paso witness Jacob Pous and reflected in his Direct Testimony and Schedule JP-1 to his Direct Testimony shall be utilized effective January 1, 2016.

2.
Effective January 1, 2016, the Company will record any gain or loss on the disposal of transportation equipment as a component of accumulated provision for depreciation and amortization of electric plant (FERC Account Number 108).

F.State Income Taxes
Normalize State Income Tax.
G.Imputed Capacity for Solar Power Purchase Power Agreements
The imputed capacity charge for the Macho Springs PPA is $2.05/kW-month, and the imputed capacity charge for the Newman PPA is $1.91/kW-month.
H.Nuclear Decommissioning
Effective February 1, 2016, none included in EPE’s rates.
I.Environmental Consumables to Fuel
Costs of environmental consumables will be removed from base rates and be recovered as eligible fuel costs.
J.Allocation of Revenues
The revenue increase shall be allocated among customer classes as set forth in Attachment A.
K.Rate Design and Tariff Approval
1.The customer charge for Rate 1, Residential Service, shall be set at $6.90;
2.The following language shall be added to EPE’s Schedule DG, tariff:

For all residential customers eligible for this tariff who received notice of DG interconnection application approval from EPE after August 10, 2015, an additional $11 per month fee will be charged to each customer.
Customer will receive a credit for each month equal to $0.01375/kWh for every kWh of consumption billed to the customer for that month up to the total amount of the $11 fee paid for that month under this section of the tariff.
3.The customer charge for Rate 2, Small General Service, shall be set at $9.95.

4.
The customer charge for Rate 24, General Service, shall be set at $27.50 with the balance of the increase distributed to this class to be accomplished by increasing the other charges by an equal percentage.

5.Rate limiter to be worked out for Rate 24, General Service, regarding houses of worship.

6.	Rate limiter to be worked out with State Agencies regarding the University Rate account transferring to Rate 25, Large Power Service.

7.	The increase distributed to Rate 41 shall be applied by increasing each of the components of the monthly base rate by an equal percentage.
8.EPE withdraws its proposed provision for Highly Variable Demand.

9.
The existing Demand and Energy Loss Factors shall remain in effect. EPE to submit System Loss Study in the 2016 Fuel Reconciliation proceeding for applicability in fuel reconciliation period beginning April 1, 2016.

10.	Revised Residential TOU pricing under discussion, and experimental pilot demand response programs to be considered under energy efficiency rule.

Attachment A
Settlement Allocation of $37M Base Rate Increase by Class

				%
Rate		Present	Settlement	Settlement
No.	Description	Revenues	Increase	Increase
	Firm Service Rates
1	Residential Service	$180,425,877	$23,969,367	13.3%
2	Small General Service	29,056,037	1,263,912	4.3%
7	Outdoor Recreational Lighting	428,233	73,470	17.2%
8	Government Street Lighting	3,432,085	500,059	14.6%
9	Traffic Signals	71,791	19,977	27.8%
11	Municipal Pumping	2,636,686	94,675	3.6%
11-TOU	Municipal Pumping TOU	6,780,227	296,670	4.4%
15	Electrolytic Refining Service	2,401,515	4,950	0.2%
WH	Water Heating Service	583,702	148,496	25.4%
22	Irrigation Service	551,525	66,028	12.0%
24	General Service	112,602,803	4,107,996	3.6%
25	Large Power Service	40,303,531	531,531	1.3%
26	Petroleum Refinery Service	11,855,919	120,665	1.0%
28	Area Lighting Service	2,667,061	99,039	3.7%
30	Electric Furnace Rate	1,128,166	154,890	13.7%
31	Military Reservation Service	12,390,022	549,617	4.4%
34	Cotton Gin Service	77,015	19,980	25.9%
41	City & County Service	22,708,541	3,191,357	14.1%
	Total Firm Service	$430,100,736	$35,212,678	8.2%
	Non-Firm Service	3,537,114	310,000	8.8%
	Other Operating Revenue	29,005,685	1,477,322	5.1%
	Total Firm, Non-Firm Service, and Other Operating Revenue	$462,643,535	$37,000,000	8.0%